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Exhibit 10.2
This Agreement shall take effect on the date set forth in the Exercise Notice, as defined in the Option Agreement dated January 19, 2006
Tenancy Agreement
Effective as of this 15th day of May, 2006

By and Between:	Nichsei Har Hozvim Ltd. (51-168405-2)
c/o G.T.I – Technology Park Jerusalem Ltd.,
P.O.B. 48255 Jerusalem 91487
(Hereinafter: the “Lessor”)

And:	Omrix Biopharmaceuticals Ltd. (51-216605-9)
Magen David Adom (MDA) Blood Bank Building,
Sheba Hospital P.O.B. 828, Tel Hashomer
(Hereinafter: the “Lessee”)

Whereas	the Lessor is the owner of the rights in the land known as parcel 110 in block 30241, Kiryat Mada Street, Har Hozvim, Jerusalem; and

Whereas	situated on the said Land are an existing building, another building whose construction has been completed and other buildings at stages of planning, construction and development; and

Whereas	the Lessee wishes to lease from the Lessor areas situated in Building B in the Land, all as herein set forth; and

Whereas	the Lessor agrees to lease to the Lessee areas situated in Building B in the Land, all as herein set forth;
Now, therefore, it is hereby agreed, stipulated and declared as follows:
1.	General
1.1.	The Preamble hereto constitutes an inseparable part hereof.

1.2.	Definitions

In this Agreement the following terms shall have the meaning set out opposite them:
1.2.1.	The “Land” — Parcel 110 in block 30241, Kiryat Mada Street, Har Hozvim, Jerusalem, including everything built therein and everything to be built and developed therein. The boundaries of the Land are delineated in the scheme attached to this Agreement as a part hereof, marked “Appendix 1-1”.

1.2.2.	The “Project” — Ramot Meir Project, being set up in the Land, which includes and is to include multi-purpose buildings, parking lots and open areas.

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

The Project is planned by the Lessor so as to consist of three principal buildings plus a building constituting a multi-story tower (respectively: Building A, Building B, Building C and Building D). The term “Project” incorporates each of these buildings and all other constructions, facilities, areas, yards, roads and everything found on the Land.

The setting up of the Project shall be implemented in stages, at the Lessor’s discretion.

1.2.3.	“Building A” – a built and completed building in the Project, the boundaries of which are delineated in the scheme Appendix 1-1, consisting of several floors, and leased for various purposes.

“Building B” – a built and completed building in the Project, the boundaries of which are delineated in the scheme Appendix 1-1, consisting of parking lot levels and floors for multi-purpose use.

“Building C” – a building in the planning stage, the boundaries of which are delineated in the scheme Appendix 1-1, which shall consist of parking lot levels and floors for multi-purpose use.

“Building D” – a building in the planning stage, designed as a tower consisting of several floors, which is scheduled to be built should the construction thereof be approved, above part of Building C.

1.2.4.	The Leased Premises:
1.2.4.1.	An area covering 1,832 sq.m., gross, on level 712.8, in building B.

plus -

1.2.4.2.	An area covering 1,925 sq.m., gross, on level 717.7, in building B.

The areas of the leased premises are marked with diagonal blue lines in the schemes attached hereto as a part hereof, marked as Appendix 1-2 (II-III). The “Leased Premises” further consist of all work products and the systems set out in Appendix 2 hereto (technical specification).

The areas of the Leased Premises shall be determined finally and precisely, subject to an upward or downward deviation which shall not exceed 10% of the said areas, pursuant to the final planning of the Leased Premises by the Lessee and the adaptation thereof for its purposes, in a notice to be delivered to the Lessor up to May 31, 2006. Should the Lessee fail to give notice of updating the areas of the Leased Premises as aforesaid up to May 31, 2006, the areas of the Leased Premises shall be as aforesaid. Only in the event of any change in the areas of the Leased Premises in accordance with this paragraph shall the rent, the management fee, the insurance policies, the deposit amounts and the bank guarantees be adjusted

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

according to such increment or decrement, as the case may be, in the area of the Leased Premises and at the tariff set forth in Appendix 3.
1.2.5.	“Month” – a Gregorian month, commencing on the first day and ending on the last day of such month, in accordance with the number of days of such month in that Gregorian year.

1.2.6.	“Management Company” – a company designated by the Lessor to provide management and maintenance services to the Project, whether the Lessor’s company or any other company to be selected by the Lessor.

1.2.7.	“Areas of Use”: -
1.2.7.1.	A total area covering 144 sq.m. in the parking lot level, on level 709.5, in building B.

plus -

1.2.7.2.	An area covering 771 sq.m., gross, in the technical area on level 712.8, in building B.

plus -

1.2.7.3.	A total area covering 123 sq.m. situated in the courtyard in building B.

plus -

1.2.7.4.	A loading and unloading bay situated on level 712.8 (between axes 16-17, L-K), covering a total area of approx. 87 sq.m. in Building B.

plus -

1.2.7.5.	Total areas covering approx. 257 sq.m. above the roof of Building B – level 734.3.

The Areas of Use are delineated in red diagonal lines in schemes Appendix 1-2 (I-V), attached hereto as an inseparable part hereof.

The provision at the end of sub-clause 1.2.4 shall also apply with respect to the Areas of Use.
1.2.8.	“Dollar / US Dollar” – the dollar currency of the United States.
1.3.	The appendixes attached hereto constitutes an inseparable part hereof. The appendixes to the Agreement are as follows:

Appendix 1-1:	the land scheme.

Appendix 1-2I:	Diagram of the parking lot area on level 709.5, comprised in the Areas of Use.

Appendix 1-2II: -	Scheme of the part of the Leased Premises on level 712.8, including a technical area, the area in the courtyard and the loading and unloading bay, forming part of the areas of use.

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

Appendix 1-2III: -	Scheme of part of the Leased Premises on level 717.7.

Appendix 1-2IV:	Scheme of part of the Leased Premises on level 722.6.

Appendix 1-2V:	Diagram of the roof area on level 734.3, comprised in the Areas of Use.

Appendix 2:	Technical specification.

Appendix 3:	Rates of rent, management fee, areas of the leased premises, Areas of Use and option areas.

Appendix 4:	The Management Contract.

Appendix 5:	Bank Hapoalim’s approval (to be attached).

Appendix 6:	Approval of the Fire Department for Building B.

Appendix 7:	Insurance policies (to which Appendixes 7-1, 7-2 and 7-3 are attached).

Appendix 7-1:	Confirmation of works under construction (Lessee).

Appendix 7-2:	Lessee’s insurance policies.

Appendix 7-3:	Confirmation of Lessor’s insurance policies.

Appendix 8:	Interior works by the Lessee.

Appendix 9:	Form of bank guarantee.
1.4.	The headings of sections and provisions in this Agreement and in the appendixes hereto are for convenience of reading the Agreement and the appendixes thereof; and do not constitute part of the Agreement and the Agreement shall not be construed in accordance therewith.

1.5.	It is hereby emphasized that in the event any of doubt or conflict, the provisions of the tenancy agreement shall prevail over the provisions of the appendixes thereto.
2.	Undertaking to Lease and Let, to Permit Use and to Use
2.1.	The Lessee hereby undertakes to lease the Leased Premises from the Lessor and the Lessor hereby undertakes to let the Leased Premises to the Lessee, all in accordance with all the terms and conditions of this Agreement.

2.2.	Other from allowing access on a regular basis to maintenance and service personnel on behalf of the Lessor and/or the Management Company, during all hours of the day, for the purpose of providing maintenance services in the Building, while protecting and strictly attending to the facilities placed by the Lessee in the Areas of Use, the Lessee is hereby granted the right of exclusive use of the Areas of Use. Notwithstanding the foregoing, it is hereby agreed that for the purpose of escape tenants and guests in the Building may use the loading and unloading bay or the roof areas forming part of the Areas of Use.

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

2.3.	The Lessee hereby further undertakes to enter into a management agreement with the Management Company designated in this Agreement and to comply with all provisions and terms of the management agreement attached hereto as Appendix 4, as part of its obligations under this Agreement vis-à-vis the Lessor.

2.4.	The Lessor hereby declares and undertakes that:
2.4.1.	Construction of Building B was completed pursuant to the duly issued building permit; all approvals required under law were obtained from the authorities and competent entities for the occupation thereof, including Form 4, confirmation from the fire department with respect to the Building, and a completion certificate; to the best knowledge of the Lessor and without derogating from the Lessee’s obligation under this Agreement to conduct all required examinations, implementation of the purpose of the lease in the Leased Premise falls in line with the designation of the Leased Premises pursuant to the Planning & Building Law, 5725 – 1965.

2.4.2.	In the construction of Building B the Pal-Kal construction method was not employed, nor was any use made of asbestos.

2.4.3.	There is no impediment to the Lessor’s entering into this Agreement, nor is any approval by any third party or authority required for the purpose of this Agreement, other than the approval of Bank Hapoalim Ltd., which is attached hereto as Appendix 5.

2.4.4.	All the tenancy agreements of new lessees in Building B shall incorporate a provision concerning the prevention of nuisance and noise, including, in particular, pollution, smoke and bad odors, or such similar provisions, that such obligations will be forced and that a provision in this spirit is incorporated in all tenancy agreements entered into prior to this Agreement, which are still in effect.

2.4.5.	The Management Company shall provide to all areas in Building B high-level maintenance and management services, which shall be no less than the level customary for buildings of the same type in leading hi-tech industry parks and laboratories; that in the course of the Management Company’s work no use will be made of the Areas of Use without prior coordination with the Lessee, other than in emergencies, and that the Management Company shall not cause any damage to the Lessee’s facilities and/or to facilities serving the Leased Premises and the activity therein, that are installed in the Areas of Use.

2.4.6.	It shall disclose any relevant information in its possession and/or in the possession of anyone on its behalf, with respect to Building B and the Leased Premises to contractors and professionals on behalf of the Lessor, including drawings, plans of any nature whatsoever, specification of systems of the Leased Premises and of the systems serving the Leased Premises as well as loads.

2.4.7.	That during all times there shall be appropriate, clean and lighted access to Building B and to the Leased Premises and that the infrastructures in the vicinity

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

of Building B shall be in good working order, including the electricity, water, sewage and drainage systems.

2.4.8.	Each of the sub-provisions in clause 2.4 above constitutes a fundamental condition of this Agreement, the breach of which shall constitute a fundamental breach of the Agreement, respecting which the provisions of clause 18 below shall also apply.
3.	Term of Lease
3.1.	Subject to the provision of sub-clause 3.2 below and subject to the provision of sub-clause 3.3 below, the term of the lease of the Leases Premises is hereby set for a period of ten years (120 months), commencing on May 15, 2006 (“Lease Inception Date”) and ending on May 14, 2016 (this term shall hereinafter be referred to as: the “Lease Term”.

The Lease Term, commencing on May 15, 2006 and ending on May 14, 2007 shall be used for preparation of the Leased Premises for the designation of a plant manufacturing the Lessee’s products, including the installation of systems and equipment and shall hereinafter be referred to as: the “Preparation Period”.

It is hereby clarified, to remove any doubts, that in any event, and without derogating from the Lessee’s right to carry on the implementation of interior works at any time and at its discretion subject to the provisions of this Agreement below, the Preparation Period shall not exceed twelve months, even if the Lessee’s works as part of preparing the Leased Premises for its designation actually continue after the end of twelve months as aforesaid.

3.2.	The Lessee is hereby granted the right to shorten the Lease Term, under the terms set forth in this sub-clause and in sub-clause 3.3 below, upon the occurrence of one or more of the events set out below:
3.2.1.	The Food & Drug Administration of the United States (FDA) denied and/or failed to renew for a period exceeding six months the approval issued to the Lessee’s plant in the Leased Premises for the production of biologic glue products in the United States, provided that during this period the Lessee acted to the best of its ability and exercised due and reasonable diligence with a view to renewing the said FDA approval, and up to the end thereof such approval has not been renewed;

3.2.2.	The Ministry of Health of the State of Israel denied and/or failed to renew for a period exceeding six months the approval it issued for the production of biologic glue products at the Lessee’s plant in the Leased Premises and for the marketing thereof, provided that during such period the Lessee acted to the best of its ability and exercised due and reasonable diligence with a view to renewing the said approval by the Ministry of Health, and up to the end thereof such approval has not been renewed;

3.2.3.	Johnson & Johnson forwarded a written demand to the Lessee to discontinue the operations of the Lessee’s plant in the Leased Premises and

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

such demand has not been withdrawn within eight months even after the Lessee acted to cancel same with due and reasonable diligence;

3.2.4.	Where control in the Lessee has been acquired, and the purchaser resolves to transfer the Lessee’s operations overseas;
3.3.	Upon the occurrence of one or more of the events set forth in sub-clause 3.2 above – the Lessee shall be entitled to shorten the Lease Term such that it shall terminate not before the end of 72 months of lease (namely, at the end of six years of the Lease Term) provided that the Lessee has given the Lessor at least a twelve-month prior written notice of its wish to do so, designating the date of termination of the lease (which shall not occur before the end of six years of lease).

3.4.	In the event that such notice of early termination has been given, the lease shall be deemed to have been set ab initio for a lease term ending on the date designated therein, and all the provisions of this Agreement with respect to the end of the Lease Term shall apply.

In the event that the Lessee shortens the Lease Term according to the notice of early termination, the provisions of sub-clauses 5.5 and 6.2 below shall also apply.

3.5.	The Lessee is hereby granted the option to extend the Lease Term for a 36-month period (hereinafter: the “First Option Term”), such that the total Lease Term under this Agreement shall terminate on May 14, 2019. The First Option Term shall be exercised by means of giving a notice to the Lessor up to 180 days before the end of the Lease Term.

3.6.	The Lessee is hereby given the right to further extend the Lease Term for a 36-month period, commencing at the end of the First Option Term (hereinafter: the “Second Option Term”), such that the total Lease Term under this Agreement shall terminate on May 14, 2022. The Second Option Term shall be exercised by means of giving a notice to the Lessor up to 180 days before the end of the First Option Term.

3.7.	The Lessee is hereby given the right to extend the Lease Term again (a third time) by a 36-month period, commencing at the end of the Second Option Term (hereinafter: the “Third Option Term”), such that the total Lease Term under this Agreement shall terminate on May 14, 2025. The Third Option Term shall be exercised by means of giving a notice to the Lessor up to 180 days before the end of the Second Option Term.

3.8.	Exercise of the First Option Term and/or the Second Option Term and/or the Third Option Term shall be conditioned on the Lessee’s not having committed a fundamental breach of this Agreement in consequence of which this Agreement has been rescinded prior to the date of delivering the exercise notice.

3.9.	To remove any doubts, it is hereby clarified that the extension of the Lease Term for the First Option Term and/or the Second Option Term and/or the Third Option Term, if exercised, shall apply to the Areas of Use and the Option Areas, as defined hereinbelow, which shall be incorporated in notices of exercise concerning expanding areas of the Leased Premises, if and to the extent given.

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

4.	Delivery of the Leased Premises
4.1.	The Lessee undertakes to receive possession in the Leased Premises and the Lessor undertakes to deliver possession in the Leased Premises to the Lessee on the lease commencement date.

The Lessor undertakes to allow the Lessee to perform interior works in the Leased Premises concurrently with the works to be performed by the Lessor pursuant to Appendix 2, and it hereby declares that it has taken account of same in setting the timetable set out in Appendix 2.

4.2.	The Lessor undertakes to complete, in accordance with the Lessee’s requirements, concurrently with performing the Lessee’s preparation works in the Leased Premises and in coordination therewith, all the works set out in Appendix 2 in the Leased Premises on levels 712.8 and 717.7. The Lessor undertakes that upon delivery of possession in the Leased Premises, the Leased Premises shall be connected to the water and sewage system and shall have supply of electricity as set out in Appendix 2.

4.3.	The Lessor hereby declares and confirms that to the best of its knowledge, for the purpose of constructing the Building, including the Leased Premises, high quality materials are used, meeting all standards required under any law. The Lessor hereby further declares and confirms that for the purpose of performing the works set out in Appendix 2 hereto, it will use high quality materials, meeting all standards required under any law.

For the sake of good order, it is hereby clarified that the Lessor, as well as other lessees in the Building and in the Project, may, even after delivery of possession in the Leased Premises to the Lessee, continue performing construction works and finishing works in the Project (and any part thereof) in the Building where the Leased Premises are situated and in areas of other leased premises in such Building. The Lessor shall do everything that is necessary, feasible and reasonable in the circumstances in order not to compromise the Lessee’s ability to continue using the Leased Premises for the Lessee’s purposes continuously, safely and without disturbances. The Lessor undertakes not to perform such works other than after giving the Lessee a 30-day prior written notice of the type of the works planned in general and of foundation drilling works or sawing and drilling of concrete in particular. The Lessor further undertakes that the transportation of materials and equipment to be used for the performance of such works will not be performed in the Areas of Use or in the roads used by the Lessee for transportation of materials.

4.4.	The Lessee confirms that it has reviewed the plans of the Leased Premises and the technical specification and has carefully examined same, and that subject to the performance of the works in the Lessor’s responsibility, the Leased Premises are to its full satisfaction.

4.5.	The provisions of clause 14 below shall apply to interior works in the Leased Premises to be performed by the Lessee.

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

4.6.	The Lessee undertakes to obtain the approval of the fire department services for the safety plans of the Leased Premises as a precondition to the occupation thereof and/or for making any use of the Leased Premises for the purpose of the lease as set forth in clause 7 below. The Lessee’s undertaking is subject to the Lessor having obtained an approval from the fire department with respect to Building B, which is required for the occupation of the Leases Premises in the condition thereof before the installations to be made by the Lessee, which is attached hereto as Appendix 6, together with all other approvals that the Lessor is responsible to obtain, as well as to the Lessor’s declaration that the Leased Premises and the Building in which they are situated were built under law, and that a completion certificate was issued to the Building. It is hereby clarified that the Lessee shall be responsible for compliance with all standards and obtaining all permits and licenses required under law for performing its works within the Leased Premises, while the Lessor shall be responsible for compliance with all standards and obtaining all permits and licenses required under any law to operate the Building including all parts and systems thereof, to the extent pertaining to the Lessee, as well as for performing its works as set out in Appendix 2, which are in the Lessor’s responsibility.

4.7.	Each of the above sub-provisions of this clause 4 above constitutes a fundamental condition of this Agreement, the breach of which shall constitute a fundamental breach of the Agreement, respecting which the provisions of clause 18 below shall also apply.
5.	Rent
5.1.	The sum of the monthly rent per month during the Preparation Period is hereby set at NIS 1 (one New Israeli Shekel).

5.2.	The sum of the monthly rent for each month during the Lease Term, commencing on May 15, 2007 and ending on May 14, 2010 (which period shall hereinafter be referred to as: the “First Term”) is hereby set at $ 33,931 (thirty three thousand nine hundred thirty one US dollar).

The sum of the monthly rent for each month during the Lease Term, as of the First Term up to the end of the Lease Term, is hereby set at $ 35,856 (thirty five thousand eight hundred fifty six US dollar).

5.3.	In addition to the monthly rent, the Lessee shall add and pay to the Lessor applicable VAT at the rate thereof on the actual date of payment.

5.4.	The monthly rent as set forth above and the management fee shall be paid in US dollars, shall be linked to the USA Consumer Price Index and shall be paid plus index linkage differentials, the linkage bases being as follows:
5.4.1.	The “Index” means the Consumer Price Index (CPI) of the United States, as defined below.

“CPI” means the monthly Consumer Price Index for All Items, U.S. City Average, All Urban Consumers, published by the United States Department of Labor or the Bureau of Labor Statistics.

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

5.4.2.	It is hereby agreed that the “base index” according to which the monthly rent is to be calculated, is the index to be published for April 2006.

5.4.3.	It is hereby agreed that the “effective index” shall be the index known on the actual date of payment of the monthly rent.

5.4.4.	The rent provided in this Agreement shall be multiplied by the effective index and divided by the base index. The rent obtained from this calculation shall be the rent payable by the Lessee on the actual date of each payment.

The nominal monthly rent shall in no event be less than the sums set forth in sub-clauses 5.1, 5.2 and 5.3 above.
5.5.	Where the Lessee exercises its right as set out in sub-clauses 3.2 and 3.3 and shortens the Lease Term as aforesaid, the Lessee shall pay the Lessor rent and management fee (the management fee shall be calculated pursuant to the provision of sub-clause 16.8.1 below) for the pro rata share of the Preparation Period. The pro rata share of the Preparation Period for which the Lessor is entitled to payment as aforesaid, shall be identical to the pro rata share not actually exploited of the Lease Term. For example: Should the Lessee terminate the lease within 5 years, such payment shall be calculated for one half of the Preparation Period.

5.6.	It is hereby clarified that the payments to be made by the Lessee to the Lessor pursuant to the provisions of sub-clause 5.5 above, if any, shall be deemed as rent or management fee, as the case may be, in all respects.

5.7.	The rent during the First Option Term and/or the Second Option Term and/or the Third Option Term shall be set in such manner and under such terms as follows:
5.7.1.	The Lessee shall give written notice to the Lessor of its wish to exercise the Option, by means of a notice to be received at the Lessor’s offices, up to no later than ten (10) months prior to the end of the Lease Term. Subject to the provisions below, the rent during the Option Term shall be as the rent during the Lease Term and/or during the preceding Option Term, as the case may be (hereinafter: the “Preceding Term”).

5.7.2.	A party wishing to update the rent vis-à-vis the rent for the Preceding Period shall apply for an appraiser’s opinion with respect to the appropriate rent that shall be payable during the Option term, and shall submit same to the other party within twenty one (21) days from the date of giving the Lessee’s notice of exercising the Option.

5.7.3.	The party receiving the appraiser’s opinion from the other party may present an appraiser’s opinion on its behalf, not later than twenty one (21) days from the date of receipt of the appraiser’s opinion submitted to it as aforesaid.

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

5.7.4.	In the event of gaps between the appraisers’ opinions which the parties are unable to bridge inter se within fifteen (15) days from receipt of the second appraiser’s opinion – both appraisers shall appoint an arbitrating appraiser who shall give his award within thirty (30) days with respect to the amount of the appropriate rent to be paid by the Lessee to the Lessor during the Option Term, such that his awarded amount shall not exceed the amount set forth in the opinion of the appraiser on behalf of the Lessor and shall not be less than that set forth in the opinion of the appraiser on behalf of the Lessee (hereinafter: the “Arbitrating Appraiser”). The award of the Arbitrating Appraiser as aforesaid shall be final and conclusive and shall be binding on both parties with regard to the Option Term.

The Arbitrating Appraiser and the appraisers to be appointed by either party may not take into account, as part of their opinion, the special nature of the Lessee’s operations and/or the Lessee’s relocation costs.

5.7.5.	The Lessee may withdraw its intention to exercise the Option by a written notice to be received at the Lessor’s offices within thirty (30) days from the date on which the Lessee is given the Arbitrating Appraiser’s opinion. If such notice is not given by the Lessee within the said period, the Lessee shall be bound by its notice of exercising the Option and the rent as determined in the opinion of the Arbitrating Appraiser.

5.7.6.	With respect to sub-clause 5.7 above, the “Option Term” means the First, Second or Third Option Term.
6.	Payment of the Rent
6.1.	The Lessee undertakes to pay the monthly rent to the Lessor as follows:
6.1.1.	The monthly rent throughout the Lease Term, plus VAT, shall be paid by the Lessee to the Lessor in US dollars, in quarterly installments (each in the amount of the monthly rent for three months plus linkage differentials to the index, as defined above, plus VAT) payable for every three months in advance, not later than the 15th of the first month of every quarter.

Subject to the provisions of the sub-clauses of this clause 6.1 below, the rent installments under this sub-clause shall be paid during each year in which the lease is in effect on the 15th subsequent to the first day of a rent quarter.

6.1.2.	By not later than November 15, 2006, the Lessee shall pay to the Lessor the monthly rent for the first rent quarter subsequent to the Preparation Period.

6.1.3.	By not later than May 15, 2007, the Lessee shall pay to the Lessor the monthly rent for the second rent quarter subsequent to the Preparation Period.

6.1.4.	It is hereby agreed that all other monthly rent installments for which no express date is set forth above, shall be paid in such installments and on such dates as are

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

set forth in sub-clause 6.1.1 above, namely, on the 15th day of each quarter in advance for such rent quarter.

6.1.5.	The Lessee may not bring forward any payment of the monthly rent other than with the Lessor’s prior written approval, if any.
6.2.	In the event that the Lessee pays the Lessor any partial rent installment or partial management fee for the Preparation Period in accordance with the provisions of sub-clause 5.5 above, the Lessee shall pay the Lessor such installment on the early evacuation date of the Leased Premises and returning possession therein to the Lessor.

6.3.	The Lessee shall pay to the Lessor the monthly rent and management fee (the management fee shall hereinafter and/or in the management agreement also be referred to as monthly “Participation Fee in the Company’s Expenses”) plus VAT, together with linkage differentials to the index as set forth in clause 5.4 above, by means of a bank transfer to the Lessor’s bank account referred to in clause 24 below.

6.4.	Each of the above sub-provisions of this clause 6 above constitutes a fundamental condition of this Agreement, the breach of which shall constitute a fundamental breach of the Agreement, respecting which the provisions of clause 18 below shall also apply.
7.	Purpose of the Lease
7.1.	The Lessee hereby leases the Leased Premises and any part thereof for the purpose of a plant for the manufacture of medical products, including products of blood plasma, and all related operations, including, without derogating from the generality of the aforesaid, production, research and development, storage, tests, weighing, offices, laboratories, computer rooms, machinery rooms, and the like, and undertakes not to make any other use of the Leased Premises during the Lease Term, which is neither similar nor corresponds to the operations described above without the Lessor’s prior written approval, which the Lessor undertakes not to withhold other than on reasonable grounds to be set out in writing.

7.2.	Only the Lessee, at its expense, shall be responsible for obtaining business licenses with respect to the use of the Leased Premises for the purpose of the lease set forth in sub-clause 7.1 above; however, the Lessor declares that, to the best of its knowledge, there is no impediment to engaging in the purpose of the lease in accordance with the designation of the Leased Premises and/or the building permit and/or the town building plan applicable to the site.

7.3.	The Lessee acknowledges that the Leased Premises are intended to be used by it for the purpose of maintaining an “approved enterprise” and/or for the purpose of implementing “an approved plan” (within the meaning of such terms under the capital investment encouragement laws).

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

7.4.	The provision of sub-clause 7.1 above constitutes a fundamental condition of this Agreement, the breach of which shall constitute a fundamental breach of the Agreement, respecting which the provisions of clause 18 below shall also apply.
8.	Identity of Users of the Leased Premises
8.1.	The Leased Premises are leased solely to the Lessee; the Lessee may not transfer all or any part of the Leased Premises to another, and the Lessee may not grant any right whatsoever in all or any part of the Leased Premises to others, other than with the Lessor’s prior written approval. The substitute lessee or the sub-lessee shall in such event be to the full satisfaction of the Lessor.

8.2.	Notwithstanding the foregoing, the Lessor’s objection to a sub-lessee or a substitute lessee many be only on reasonable grounds to be set forth in writing.

8.3.	Notwithstanding the foregoing, it is hereby agreed that should the Lessee sell its business operations being conducted at the Leased Premises as part of a transaction for the sale of assets and liabilities (as opposed to the sale of the Lessee’s shares) the Lessee may assign to the buyer all its rights and obligations under this Agreement by means of giving a notice to the Lessor, subject to the Lessor’s right to object thereto at such terms as are set forth in this sub-clause below.

The Lessor may only object to such assignment of rights if the buyer or the controlling shareholder in the buyer is an entity committing or that has committed in the past criminal or illegal activity or whose financial resources were obtained by illegal means. The Lessor may only exercise its right to object as aforesaid up to the end of 14 days as of the date on which a notice of the buyer’s identity was given to the Lessor.

8.4.	Since the lessee is a limited company, it is hereby agreed that the Lessee shall give notice to the Lessor of any change in control in the company immediately after the occurrence thereof. “Control” for the purpose of this clause means holding over 50% of the Lessee’s issued capital. This provision shall not apply in the event of an issue of shares to the public, and from the date of such occurrence there shall be no further obligation to give the Lessor any notice of a change in the controlling shareholder in the Lessee.

It is hereby clarified that the Lessee’s obligation to give such notice shall not vest in the Lessor any right to terminate this Agreement and/or seek a change in the terms hereof in the event of a change of the controlling shareholder in the Lessee.

The Lessee’s subsidiaries, fellow subsidiaries, related companies and parent company may make use of the Leased Premises, provided that the Lessee remains liable for all its obligations under this Agreement. The Lessor’s approval for use by such companies shall not be required.

8.5.	Each of the provisions of this clause 8 constitutes a fundamental condition of this Agreement, the breach of which shall constitute a fundamental breach of the Agreement, respecting which the provisions of clause 18 below shall also apply.

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

9.	Taxes and Other Obligatory Payments Applicable to the Leased Premises

It is hereby agreed by the parties that all taxes, levies, fees and obligatory municipal payments to be charged on an ongoing periodic basis with respect to the use of all or any part of the Leased Premises (as distinct from obligatory payments to be charged, if any, on a one-off basis), shall, without exception, be borne by the Lessee. Without derogating from the generality of the foregoing and other clauses of this Agreement, it is hereby clarified that the Lessee shall pay the municipal property tax applicable to the Leased Premises.

Notwithstanding the foregoing, property tax and other taxes and obligatory payments charged, by definition, to property owners, including surcharges in connection with development, roads, drainage, sidewalks, sewage, sewerage, street lighting, public gardening, levies and/or fees and the like, shall be borne by the Lessor. With respect to security levies and/or charges, it is hereby agreed that should it be provided in such levies and/or charges that they apply to property owners, they shall apply to and be borne by the Lessor; where it is provided that they apply to an occupier and the imposition thereof is with respect to the tenancy period of the Lessee in the Leased Premises – they shall apply to and be borne by the Lessee; should it not be provided in such levies and/or charges to whom they apply, they shall apply to and be borne by the Lessor;

10.	Expenses Relating to Use and Maintenance of the Leased Premises and Liability to Damages
10.1.	The expenses and payments required in connection with and in consequence of the use of the Leased Premises, of any nature whatsoever, including electricity, water, telephone, communication, heating, air-conditioning and gas, shall be borne solely by the Lessee.

10.2.	The Lessee shall install, at its expense, a water meter for the purpose of measuring the Lessee’s water consumption during the use of the Leased Premises. Since the Lessor is the Lessee’s water supplier, the Lessee shall make the payments for its water consumption to the Lessor throughout the Lease Term. It is hereby agreed that the payment collected by the Lessor for the Lessee’s water, so long as the Lessor is the Lessee’s water supplier as aforesaid, shall not exceed the payment collected by the municipal water corporation. The Lessor may give notice to the Lessee, at its discretion, that it intends to connect the Lessee to the municipal water corporation which, upon such connection, shall be the Lessee’s water supplier, and in such event, as of the date when the municipal water corporation starts supplying water to the Leased Premises, the municipal water corporation shall be the Lessee’s water supplier. Continuous replacement of the water supplier, without interrupting the ongoing water supply, apart from a short essential break for the purpose of implementing the replacement, shall be done at the Lessor’s responsibility, with the Lessee’s full cooperation and in prior coordination therewith.

The Lessor declares that it is aware that continuous water supply to the Leased Premises, to the extent that the same in the Lessor’s control and in the piping section that is within its responsibility, is a material and fundamental part of the Lessor’s obligation under this Agreement so long as the water supply is not actually carried

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out by the municipal water corporation, forming a necessary condition for compliance with the requirements concerning the purpose of the lease in the Leased Premises.

10.3.	The parties’ liability for damages shall be as follows:

The Lessee undertakes to treat the Leased Premises and the systems thereof with reasonable care.

The Lessee shall be responsible for repairing any damage or failure to be caused in the Leased Premises (including the structure, window panes and systems of the Leased Premises) throughout the Lease Term in consequence of any acts or omissions on the part of the Lessee. The Lessee shall not be responsible for repairing any damage or failure caused outside the exterior walls of the Leased Premises or in the construction of the concrete roof of the Leased Premises or in the systems of the construction outside the Leased Premises that do not belong to the Leased Premises, other than any damages or failures in consequence of any acts and/or omissions and/or willful acts on the part of the Lessee, or anyone on its behalf.

The Lessee shall further be responsible for any damage, of any nature or type, caused to its property, situated either in or outside the Leased Premises, save if such damage was maliciously caused by the Lessor or anyone on its behalf. The Lessee hereby exempts the Lessor from any claim and/or demand and/or contention concerning any issue or matter pertaining to the Lessee’s property, other than in the event of a willful act on the part of the Lessor and/or anyone on its behalf as aforesaid.

The Lessor shall be responsible for repairing any damage or failure in the Leased Premises (including the structure, window panes and systems of the Leased Premises) arising from construction defects and/or the use of defective building materials and/or reasonable wear and tear (wear and tear caused to the Leased Premises and the systems thereof as delivered to the Lessee) and/or any act or omission on the part of the Lessor and/or the Management Company. To remove any doubts, it is hereby clarified, that the Lessor shall only be responsible for repairing such damage and/or failure and shall in no event be responsible for any consequential damage of any nature or type whatsoever, if caused to the Lessee, and the Lessee hereby exempts the Lessor from any claim and/or demand and/or contention in any matter or issue pertaining to such consequential damage, save for cases where the damage was willfully caused by the Lessor and/or the Management Company, or by anyone on their behalf, insofar as the Lessor and/or the Management Company are responsible under any law for the acts and/or omissions of anyone on their behalf.

10.4.	Further to the foregoing, it is hereby agreed that the Lessee shall be responsible under law for damages of any nature or type whatsoever caused to any third party whatsoever, due to any act and/or negligent and/or willful omission by the Lessee or anyone on its behalf, insofar as the Lessee is responsible under any law for the acts and/or omissions of anyone on its behalf. The Lessee undertakes to indemnify the Lessor and/or the Management Company for any amount of damage which the

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Lessor and/or the Management Company are obligated to pay to any third party and for which the Lessee is responsible as aforesaid. Indemnity shall further include legal costs incurred by the Lessor and/or the Management Company with respect to the aforesaid and shall be paid to the Lessor and/or to the Management Company, all subject to the satisfaction of all the following conditions: 1. The Lessee has been given notice of the demand from the third party as soon as practicable after the Lessor and/or the Management Company learned of the existence thereof; 2. The Lessee was given the option to conduct the defense against such demand; 3. The Lessor and/or the Management Company have not made any payment whatsoever save under a conclusive judgment, other than with the Lessee’s prior written approval. The foregoing in this sub-clause shall apply, mutatis mutandis, with respect to other lessees in the project, subject to a waiver on the part of such lessees in accordance with the provisions of sub-clause 10.11 below.

10.5.	The Lessee and anyone acting on its behalf hereby expressly waive any right of action vis-à-vis the Lessor and/or vis-à-vis the Management Company and/or other tenants in the Project, whose tenancy and/or management agreements incorporate a corresponding clause concerning waiver of the right of action vis-à-vis the Lessee, in respect of any damage for which it is entitled to indemnity, under the insurance policies which it undertook to take out pursuant to the management agreement, the tenancy agreement or any other document. The waiver of the right of action shall also apply to any damage for which the Lessee is not entitled to indemnity in view of the excess set out in the policy. The waiver of any right of recourse shall not apply to any person who maliciously caused damage. The Lessor hereby declares that all tenancy agreements concerning areas in Building B that were entered into prior to the date of execution of the present Agreement and which are still in effect incorporate a provision in the format of the present paragraph, and hereby undertakes that such provision shall be incorporated in all tenancy agreements to be signed concerning future lease of areas in the Project.

10.6.	Notwithstanding the foregoing in this Agreement, the Lessor and/or the Management Company hereby expressly waive any right of action against the Lessee, for damages caused to all or any of them and which are not referred to in sub-clauses 10.3 and 0 above, including damages to constructions (or to any one thereof) and any areas whatsoever in the Project, that are not the Leased Premises, the systems thereof, loss of income, rent, management fee, damages to other properties belonging to them outside the area of the Leased Premises, as well as any loss and/or other damage to be incurred by the businesses of the Lessor and/or the Management Company in the Project (the damages that are not as aforesaid, including such damages as are referred to in this sub-clause above, shall hereinafter be referred to, jointly, as: the “Other Damages”), provided that the issue is a damage for which any of them is entitled to indemnity, under the insurance policies which they undertook to take out in accordance with the Management Agreement, the Tenancy Agreement or in any other document. The waiver of the right of action shall also apply to any damage for which the Lessor and/or the Management Company, as the case may be, are not entitled to indemnity in view of the excess set out in the policy. The waiver of any right of recourse and/or right of action shall not apply to any person who maliciously caused such damage.

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

10.7.	It is hereby clarified that to the extent that any of the parties is liable, under this Agreement and/or under any law, for compensation and/or indemnity vis-à-vis any third parties whatsoever, such liability shall also apply to physical and/or property damages vis-à-vis any injured staying at any time whatsoever and in any area whatsoever in the Project.

10.8.	Without derogating from the foregoing in sub-clause 10.6 above, it is hereby agreed, that where any one or more damages is/are caused to the Lessor and/or the Management Company by the Lessee, which damage/s fall/s within the Other Damages, and where such damage/s is/are caused due to the Lessee’s negligence and/or fall/s under the Lessee’s liability under this Agreement or under any law, and the damage/s so caused is/are not covered under the insurance policies of the Lessor and/or the Management Company (other than due to violation of any of the provisions of the insurance policies on the part of the Lessor and/or the Management Company), the Lessee shall be liable vis-à-vis the Lessor and/or the Management Company for indemnity and/or compensation for such damage/s up to an aggregate limit of liability not exceeding $ 5,000,000 (five million US dollar). This sum constitutes the total possible claim ceiling of the Lessor and/or the Management Company vis-à-vis the Lessee for any of the damages falling under the Other Damages. The Lessee’s liability ceiling set forth under this sub-clause shall not apply to damages willfully caused by the Lessee.
11.	Insurance

Each of the parties undertakes to take out the insurance polices applicable thereto as set forth in Appendix 7 (7-1, 7-2 and 7-3) hereto, and further undertakes to uphold each of the obligations applicable thereto under Appendix 7 hereto.

Without derogating from the generality of the foregoing in this clause above, each party undertakes to present to the other the confirmation/s which it is obligated to present under Appendix 7. Confirmation as to insurance of works in construction pursuant to Appendix 7-1 shall be presented up to not later than 5 business days prior to and as a condition for the commencement of the execution thereof. The insurance confirmation under Appendix 7-2 shall be presented by the Lessee up to not later than 5 business days from the commencement of occupation of the Leased Premises. The insurance confirmation under Appendix 7-3 – within thirty (30 days) as of the entry into effect of the present Agreement. Each party shall present to the other, at the latter’s demand, a renewed insurance confirmation at the end of each insurance period.

Each of the parties’ obligations in this clause 11 and in Appendix 7 hereto (and in its sub-appendixes) constitutes a fundamental condition of this Agreement, the breach of which shall constitute a fundamental breach of the Agreement, respecting which the provisions of clause 18 below shall apply.

12.	Non-Applicability of the Tenant Protection Laws

The Lessee declares that it is aware and agrees as follows:

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

12.1.	The Lessee is neither at present nor shall it be in the future a protected tenant under the Tenant Protection (Combined Version) Law, 5732 – 1972.

12.2.	The lease forms an unprotected tenancy; the said Tenant Protection Law shall neither apply to the lease nor to the parties hereto, nor shall any other law or statute concerning protection of tenants or limitation of rent superseding or coming in addition to the said law apply to the lease or the parties hereto.

12.3.	The Lessee has not paid and it is hereby agreed that it shall not make any payment nor grant the Lessor any right whatsoever falling within key money. It is hereby agreed that any payment, consideration, right or benefit available to the Lessor from the tenancy, the Leased Premises or the Lessee shall also be deemed as part of the rent in all respects, in addition to the rent set forth in this Agreement.

12.4.	The Lessee hereby declares that it is aware that the Leased Premises are part of a building that was constructed after April 1, 1954 (in actuality, after August 20, 1968) and was first leased after March 31, 1955 (and, in actuality, after August 20, 1968) and that the Leased Premises are vacant of any tenant on the date of execution of the present Agreement.

12.5.	The Lessee hereby declares that the Leased Premises are vacant of any lessee and from any person entitled to occupy same (other than the Lessor).

12.6.	Upon vacating the Leased Premises on the part of the Lessee, the Lessee shall not be entitled to any payment or right of any nature whatsoever from the Lessor and/or from any substitute lessee or from any other person, including for improvements or installations in the Leased Premises.
13.	Planning and Building Works of the Project
13.1.	The Lessee acknowledges that it is aware that the program, the design, the development works and the constructing and building works of the Project (each of which shall hereinafter be referred to as: the “Project Construction Works”) have not been completed yet, apart from the existing buildings (Building A and Building B) in which changes and additions shall also be made. The Project Construction Works (and any part thereof) include, inter alia, construction of buildings, development and finishing works, as well as interior works in finished parts of constructions. Without derogating from the provisions of clause 4.3 above and subject thereto, the works shall be performed in stages and within timetables, without time limitation, and in accordance with existing plans or plans to be prepared in the future or plans to be revised in the future, all at the Lessor’s discretion.

13.2.	The Lessor declares that the frame works for the construction of the basements and casting of the foundations of Building C were completed.

13.3.	It is hereby agreed that the Lessee shall have no claims or demands vis-à-vis the Lessor or vis-à-vis any third party whatsoever due to any disturbance or damage caused to it, if any, due to the customary implications arising from the very performance of the Project Construction Works (or any part thereof) or due to the

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non-completion thereof and/or due to the customary environmental implications in the performance of such type of works, provided that such works shall not prevent the Lessee from using the Leased Premises and from having reasonable access thereto as required under the provisions of this Agreement. It is further agreed that the Lessee shall not perform any act nor adopt any procedure likely to compromise in any way the freedom of planning the Project on the part of the Lessor and shall further refrain from adopting any such procedure against the performance of all or any part of the Project Construction Works by the Lessor or anyone on its behalf, so long as they do not prevent the Lessee from having reasonable access to the Leased Premises or the use thereof as aforesaid.
14.	Interior Works in the Leased Premises
14.1.	It is hereby agreed that the Lessee shall receive possession in the Leased Premises in their physical and engineering condition as set out in Appendix 2, while all installations and components set out in Appendix 2 to the Agreement (technical specification) are contained therein or in connection therewith. It is hereby clarified that, inter alia, all elevators serving the Leased Premises in the north-western shaft, shall be programmed and operated by the Lessor such that an outside person will not be able to reach the part of the Leased Premises on levels 712.8 and 717.7 from the higher floors of the Building from within the parking lot.

14.2.	It is hereby agreed that all the works in connection with the adaptation of the Leased Premises for the purpose of the lease and for the Lessee’s use shall be incurred solely by the Lessee, at its expense, including any construction, installation, mounting or assembly whatsoever in the Leased Premises, including various systems and supplies, apart from such systems and supplies as are to be connected to the Leased Premises on the date of delivery of possession in the Leased Premises to the Lessee as set forth in sub-clause 14.1 above (each of which shall hereinafter be referred to as: the “Interior Works”).

The Lessor is neither responsible at present nor shall be responsible in the future for any work or supply in or to the Leased Premises other than such that are set out in Appendix 2 hereto (technical specification).

14.3.	The Lessee may perform, at its expense, during the Preparation Period and throughout the Lease Term and the Option Terms, if exercised, such changes and installations in the Leased Premises, of any nature or type, as shall be required for its purposes and the Lessor hereby gives its prior consent to the Lessee to perform at any time during the Lease Term any such installation and/or change, provided that such change and/or installation are feasible from an engineering viewpoint. Notwithstanding the foregoing, it is hereby agreed that any change affecting the construction of the Leased Premises or the Building and/or the shell of the Leased Premises and/or that is related to connection to the building systems or to the placement of systems in public areas of the Building, and for such changes only, shall require the prior approval of the Lessor, who shall not withhold same other than on reasonable engineering grounds to be set out in writing. In respect of changes and installations in the public areas of the Building (other than the Areas of Use), the Lessor may also withhold its prior approval on reasonable architectural grounds to be

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set out in writing. The Lessee shall be responsible for obtaining any permit or license required under law for the purpose of performing the interior works to be performed by it, if and to the extent that such approvals or permits are required.

The Lessor undertakes to allow the performance of the works which the Lessee has to perform during the Preparation Period, and it is aware that enabling the Lessee, to the extent that this is dependent on the Lessor, to perform same continuously and uninterruptedly, constitutes a fundamental and material condition of this Agreement.

14.4.	It is further agreed that the Lessee shall be obligated to enter into a contract for the supply of electricity with the Electric Corporation by the lease inception date, and to procure, at its expense, the installation of an electricity meter for the Leased Premises by such date. Measuring units shall be installed at the Lessee’s expense and at its responsibility. It is hereby agreed that should the Lessee wish to increase the quantity of electricity in the Leased Premises, the Lessee shall apply directly to the Israel Electric Corporation and shall do so vis-à-vis the Israel Electric Corporation, so that it does not exploit the electricity allocation approved by the Israel Electric Corporation to the Lessor.

The Lessor hereby declares and undertakes that all electricity systems in Building B comply with all the various standards and requirements under any law, and that Form 4 has been issued for connection of the Building to the public electricity network.

14.5.	Should the Lessee wish to perform any work, installation, use or change requiring such quantity of water, electricity or air-conditioning as exceeds the quantities and scopes set out in Appendix 2 (technical specification), the Lessee shall procure, at its expense, an increase in the quantity of the electricity and/or air-conditioning as aforesaid and the Lessor on its part shall collaborate to the extent required, provided that no financial cost is imposed on it. It is hereby clarified that such increase in quantity of electricity shall be made by the Lessee vis-à-vis the Israel Electric Corporation directly and not at the expense of the electricity allocation to the Lessor.

14.6.	It is hereby expressly provided that any coating or covering or concealing of “Building piping” and any construction adjacent to “Building piping”, whether inside or outside the Building, must be done so as to allow the Lessor (and anyone on its behalf) convenient access to the piping, for the purpose of performing pipe repairs, replacements or additions, such that any covering, coating, concealment or construction adjacent to “Building piping” must be performed so that they may be easily removed, without any difficulty whatsoever, for the purpose of implementing the aforesaid throughout the Lease Term.

The provision of this sub-clause 14.6 shall apply both with respect to interior works performed by the Lessee and with respect to works in the Leased Premises scheduled to be performed, pursuant to this Agreement, by the Lessor (if any).

The provision of this clause, with respect to convenient access to “Building piping” and the handling thereof, shall also apply to the Lessee’s interior design and to the placement of furniture and closets, all with a view to allowing the Lessor (and anyone on its behalf) convenient access to “Building piping” and the handling thereof or for the performance of additions thereto.

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

The term “Building piping” means any piping whatsoever (including drainage, water, sewage or sanitation piping, insertion of piping of other networks such as electricity and communication, and the like) serving the Building where the Leased Premises are situated or in the building where the Leased Premises are situated.

Performance of handling or additions in the locations of the “Building pipings”, as aforesaid, shall be performed by the Lessor in prior coordination with the Lessee, to the extent practicable (apart from especially urgent emergencies); and should the Lessor cause any defect in the coverings adjacent to “Building piping” where service or additions were performed, then the Lessor shall be responsible for restoring the condition of the covering to its previous condition.

14.7.	The Lessor declares that it is aware that the Interior Works shall result in vibrations, tremors and noise in Building B and lessees of areas adjacent to the Leased Premises and to the Areas of Use, as customary in works of the type of the works required to adapt the Leases Premises to the purpose of the lease.

14.8.	Each of the provisions of this clause 14 constitutes a fundamental condition of this Agreement, the breach of which shall constitute a fundamental breach of the Agreement, respecting which the provisions of clause 18 below shall also apply.
15.	Returning Possession in the Leased Premises to the Lessor
15.1.	Upon termination of the Lease Term or at any earlier date, where the lease has terminated or expired prior to the end of the Lease Term, the Lessee shall return the Leased Premises to the Lessor, vacant of any person or chattel, the Leased Premises being in such condition as is set forth in sub-clause 15.2 below.

15.2.	The Lessee undertakes to return the Leased Premises to the Lessor in accordance with the provisions of Appendix 8 hereto.

15.3.	It is hereby agreed that the Lessee shall be entitled to remove from the Leased Premises the equipment, machinery, devices, chattels and systems installed by it in the Leased Premises for the purpose of setting up the plant within the boundaries of the Leased Premises, save the items listed in Appendix 8 hereto, which the Lessee may not dismantle and/or remove. Should the Lessee elect not to remove any work, addition, facility or system whatsoever (pursuant to Appendix 8 hereto) then all such items shall belong to the Lessor, and the Lessee shall not be entitled to any payment, indemnification or consideration therefor from the Lessor.

15.4.	Immediately before the termination of the lease the Lessor shall prepare a list of works, defects and repairs (each of which shall hereinafter be referred to as the “Repairs”) to be performed by the Lessee by the return of possession in the Leased Premises to the Lessor.

15.5.	Should the Lessee fail to perform the Repairs by the end of the lease then the Lessor may perform same in its stead after giving a 15-day prior written notice, and the Lessee shall be obligated to pay the Lessor the value of the costs of the Repairs, by

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the end of the Lease, even if they were not performed yet or will not be performed by the Lessor. Nothing in the foregoing shall prejudice any of the Lessor’s rights vis-à-vis the Lessee to obtain any damages or relief due to failure to perform the Repairs in a timely fashion, on the part of the Lessee, pursuant to the provisions of this Agreement; however, it is hereby agreed that the Lessor shall be obligated to act to mitigate its damages.

In the event that the Lessee disputes the list of Repairs and/or the price sought by the Lessor for the performance thereof, then such dispute shall be decided, not later than two weeks prior to the termination of the lease, by an engineer whose identity shall be agreed by both parties. Should the parties fail to reach agreement as to the identity of the engineer, then the identity of such engineer shall be determined by the secretary (or chairman) of the Association of Engineers and Architects in Israel in the Jerusalem District (at the request of any of the parties), provided that his appointment and decision shall take place within two weeks from the date on which the Lessee has advised that it disputes the prices and provided further that such engineer has no connection and/or link, directly or indirectly, to any of the parties.

15.6.	Not later than six weeks after the termination of the lease the Lessee shall be obligated to furnish to the Lessor confirmations from the municipality, the Electric Corporation and Bezeq, evidencing that the Lessee has settled all payments applicable to it in respect of the period up to the end of the lease, including water, electricity, municipal rates and communication.

15.7.	Each of the provisions of this clause 15 constitutes a fundamental condition of this Agreement, the breach of which shall constitute a fundamental breach of the Agreement, respecting which the provisions of clause 18 below shall also apply.
16.	Maintenance of the Building and Service and Facilities in the Building Serving the Leased Premises and the Lessee’s Invitees
16.1.	The Lessor undertakes to provide a management company which shall be responsible for managing and operating the Project as well as maintaining the Project, all systems and facilities serving the Project, the entrances thereof (including paved areas, open areas and squares contained in the Project land) as well as the passages and stairs therein, the Project systems and the exterior parts of each building in the Project, and shall attend to keeping the Project clean, all with a view to securing continuous and uninterrupted use by the Lessee of the Leased Premises, without derogating from the provisions of sub-clause 13.1 above.

16.2.	The services of the Management Company shall refer only to such parts of the Project that were completed, provided that any failure to provide the services in such parts that were not completed shall not cause any nuisance and/or disturbance and/or damage and/or safety hazard to users of Building B and the access routes thereto.

16.3.	The Lessor hereby advises that the Lessor further serves as the management company of the Project so long as not otherwise determined by the Lessor. Anywhere in this tenancy agreement, in the appendixes hereto and in the management agreement

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where the term “management company” or “the company” is stated, such term shall mean the Lessor, so long as not otherwise determined by the Lessor.

16.4.	Where the Lessor replaces the Management Company – the Lessor undertakes to contract with a professional and experienced management company.

16.5.	The Lessee undertakes to enter into an agreement with the Management Company upon the execution of this Agreement. Breach of the agreement with the Management Company shall be deemed as breach of this Agreement by the Lessee and the breach of the management agreement by the Management Company shall be deemed as breach of this Agreement by the Lessor. Furthermore, the Lessee’s failure to enter into such agreement with the Management Company shall be deemed as breach of a fundamental condition of this Agreement.

16.6.	The Management Company shall attend to maintaining various insurance policies as set forth in the management agreement; however, the maintenance of such insurance policies by the Management Company shall not derogate from the Lessee’s liability, nor derogate from the Lessee’s duty to take out insurance, as set forth in this Agreement.

16.7.	The Lessee undertakes to settle all payments to the Management Company, for every three months in advance pursuant to the provisions of clause 6 above, commencing on May 15th, 2006 up to the termination of the lease and returning the possession in the Leased Premises to the Lessor pursuant to the provisions of this Agreement.

16.8.	Notwithstanding the provisions of the management agreement, the Participation Fee in the Company’s Expenses payable by the Lessee to the Management Company shall not exceed the following amounts:
16.8.1.	During the Preparation Period the Lessee shall pay the Management Company for each of the months of the lease the sum of $1.6 plus applicable VAT for each square meter of the areas of the Leased Premises and the Areas of Use.

16.8.2.	During the period commencing at the end of the Preparation Period and ending upon the termination of the lease term and delivery of possession in the Leased Premises to the Lessor, the Lessee shall pay the Management Company for each of the months of the lease the sum of $2.1 plus applicable VAT for each square meter of the areas of the Leased Premises and the Areas of Use.
16.9.	It is hereby stressed that in any event of doubt, conflict or lacuna, the provisions of the tenancy agreement shall prevail over the provisions of the Management Agreement.

16.10.	Each of the parties’ obligations in this clause 16 constitutes a fundamental condition of this Agreement, the breach of which shall constitute a fundamental breach of the Agreement, respecting which the provisions of clause 18 below shall apply.
17.	Arrears Payments

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Without derogating from any right available to the Lessor under this Agreement or under any law due to breach of the Agreement, it is hereby agreed that in the event that either party defaults, for a period exceeding ten (10) days, on the payment of any sum payable by it to the other party under this Agreement (the “Defaulting Party”), after the Defaulting Party has been given written warning of such default, then the Defaulting Party shall pay the other such sum being linked to the index, pursuant to the provisions in this Agreement (and where there is no base index with respect to such sum, then the “base index” respecting this sum shall be the index known on the date on which it should have paid such sum) plus arrears interest, the rate of which shall be as the rate of the interest (including charges and expenses) required by Bank Hapoalim Ltd. (Main Branch, Tel Aviv) in current loan accounts to non-preferred clients, the calculation of such arrears interest to be made in such manner and in such method as calculated by Bank Hapoalim Ltd. for arrears periods (including compound interest).
In the event that either party fails to make any payment for a period exceeding ten (10) days, such party shall pay the sum plus arrears interest, as aforesaid, to be calculated with respect to the entire period, namely: from the first day of the arrears.
18.	Damages, Refund of Funds and Remedies
18.1.	It is hereby agreed that the payments and amounts owing by the Lessee and the due dates thereof, as well as the provision of securities in full and in a timely fashion, all constitute a fundamental condition of this Agreement. This provision comes in addition to any other provision in this Agreement and in the appendixes hereto, where different provisions are provided as fundamental conditions of this Agreements.

Notwithstanding the provisions in this sub-clause above, it is hereby agreed that any arrears payment not exceeding ten (10) days shall not constitute a breach of this Agreement, without derogating from the provision of clause 17 above.

A delay of up to ten (10) days as aforesaid in three consecutive dates of payment and/or in five dates of payment within a lease term of two years, shall constitute a fundamental breach of this Agreement, provided that prior to the cumulative delay amounting to a fundamental breach the Lessee was given warning to that effect.

18.2.	In the event that either party breaches a fundamental condition of this Agreement, or in the event that either party breaches any other condition and fails to rectify same within 30 days from the date of receiving warning thereof (hereinafter: the “Violating Party”), this shall be deemed as a fundamental breach of the Agreement and the other party (hereinafter: the “Aggrieved Party” may rescind the Agreement after giving a 10-day warning notice, provided that in the course of such notice the breach was not rectified. Rescission shall be made by means of a written notice to be delivered to the Violating Party or forwarded to it by registered mail.

18.3.	Where the Agreement is rescinded by the Lessor, as aforesaid, the Lessee shall be obligated to vacate the Leased Premises within two months from the rescission date, and the evacuation shall be subject to the provisions of clause 15 above.

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

18.4.	In addition to any relief to which the Aggrieved Party is entitled, under this Agreement or under any law, as a result of breach of agreement by the Violating Party, the Aggrieved Party shall be entitled to damages from the Violating Party for all damages, losses and reduced income incurred by it as a result of the breach on the part of the Violating Party.

Without derogating from any other right, compensation or relief available to the Lessor, it is hereby agreed that the Lessee shall be obligated to pay the Lessor daily usage fees for each day of delay in returning the Leased Premises to the Lessor pursuant to the provisions of clause 15 above, the sum of which shall be equal to the 15th share of the monthly rent. The Lessor’s right to the usage fees and the Lessee’s duty to pay same shall not confer on the Lessee any right whatsoever.

18.5.	Any sum of any nature whatsoever, which either party hereto has paid in lieu of the other party after the other party was given warning as to a violation of its duty to effect such payment, shall be refunded by the other party to the first party within one week from the date of the first party’s demand, plus linkage differentials to the index to be calculated as of the date of payment and up to the actual date of the refund; however, it is hereby expressly agreed that the Lessee may not offset any debt payable to it by the Lessor under this clause and in general against any payment owing by the Lessee to the Lessor.

18.6.	The Lessor may exercise securities provided by the Lessee, pursuant to the provisions of clause 19 below, only for the purpose of collecting amounts to which it is entitled under this Agreement and under any law, including as compensation to which the Lessor is likely to be entitled under this Agreement and under any law.
19.	Securities:
19.1.	As security for fulfillment of its obligations, the Lessee hereby undertakes to deliver to the Lessor, upon the entry into effect of this Agreement, a financial deposit in the sum of $118,589 (one hundred eighteen thousand five hundred eighty nine US dollar). This sum represents the amount of the rent for three months plus VAT. The Lessor shall hand over to the Lessee a valid tax invoice on the first date allowing the Lessee to claim deduction of input VAT therefor. Subject to the provisions below, this shall be used for settlement of the total rent for the last three months of lease pursuant to this Agreement. In the event that the areas of the Leased Premises are increased pursuant to the provisions of this Agreement, the Lessee shall deposit with the Lessor, on the date of delivery of possession of such additional areas and as a condition for delivery of possession thereof, another deposit sum, in such amount as is equivalent to the quarterly rent (three months of rent) for such additional areas and in accordance with the rates set out in Appendix 3 (Stage B column in the table) and pursuant to a measurement to be conducted with respect to such additional areas.

The Lessor may realize and/or offset from the said deposit any debt payable to it by the Lessee with respect of the transaction forming the subject matter of this tenancy Agreement, after the lapse of thirty (30) days from the date on which a payment demand was submitted to the Lessee for payment of the sum which the Lessor

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

intends to offset, together with a detailed explanation regarding the ground for the demand and the manner of calculating the amount for payment, and provided that up to the end of such period the Lessee has not paid the sum payable by it to the Lessor pursuant to such demand.

The deposit amount, less amounts to be offset, if any, in accordance with the aforesaid provisions, shall be credited as payment by the Lessee [sic] in settlement of the total rent for the last three months of rent. If the deposit sum is not effected as aforesaid, the Lessor shall refund the deposit to the Lessee (or any such balance remaining therefrom after effecting an offset in accordance with the above provisions), plus linkage differentials to the Consumer Price Index only in respect of the relevant period, not later than the date of the termination of the lease, provided that no debt or sum whatsoever is payable by the Lessee at that time to the Lessor.

19.2.	As further security for the fulfillment of its obligations, the Lessee undertakes to furnish to the Lessor an autonomous financial bank guarantee in NIS, representing the sum of $

177,883 (one hundred seventy thousand eight hundred and eighty three US dollar), at the representative rate of the US dollar published by the Bank of Israel, known on the date of issuing such guarantee. On the date of execution of this Agreement, this sum represents the monthly rent for four and a half months of rent plus applicable VAT. The guarantee shall be denominated in NIS and linked to the index, and the terms thereof – save for the currency and the index – shall be identical to the terms of the guarantee Appendix 9. The bank guarantee shall be issued in NIS (linked to the Consumer Price Index published from time to time by the Central Bureau of Statistics in Israel; hereinafter in this sub clause the “Index”) and the form thereof shall be identical to the form of the document attached hereto as an integral part hereof marked as Appendix 9, up to not later than November 14, 2008.

The base index in the bank guarantee shall be the index for May 2008 or the last index to be published prior to the date designated above for furnishing the bank guarantee.

The bank guarantee shall be in favor of the Lessor and shall be in effect for one year and three months from the date of executing this Agreement, and the Lessee undertakes to extend the term thereof, so long as the Lease Term is in effect, for one additional year; such that the Lessor shall at all times have such bank guarantee in its favor, and such that the bank guarantee shall be valid up to three months after the termination of the Lease Term.

Any extension of the term of the bank guarantee must be effected up to 30 days prior to the end of the term thereof. Should the Lessee fail to extend the term thereof, then the Lessor may exercise same after receiving same to its possession from the Trustee, as defined below.

In the event that the areas of the Leased Premises are increased pursuant to the provisions of this Agreement, the Lessee shall deliver to the Lessor, upon delivery of possession in such additional areas and as a condition for the delivery of possession thereof, another bank guarantee, in the form of Appendix 9 hereto, in such amount as is equal to the sum of the rent plus VAT for such areas in accordance with the results

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

of the actual measurement thereof with respect to four and a half months of rent, and in accordance with the rates of the rent and the management fee set out in Appendix 3 to this Agreement (the four right hand columns in the Stage B column).

19.3.	It is hereby agreed, without limitation and/or without derogating from the autonomy of the bank guarantee, that the Lessor may exercise the bank guarantee after same is submitted to it by the Trustee, as defined below, solely for collecting any debt payable by the Lessee (either to the Lessor or to the Management Company) pursuant to this Agreement and/or under any law, as well as for covering any damage caused to it by the Lessee. Nothing in the provision of this clause shall constitute a waiver of any of the Lessee’s rights, including the right to reclaim sums collected unduly while realizing the bank guarantee. It is hereby clarified that nothing in the autonomy of the guarantee shall vest in the Lessor any other rights that are not vested in it by virtue of this Agreement and under any law.

The realization of the bank guarantee shall not in itself constitute rescission of the Agreement, and the Lessee shall be obligated, immediately after the realization of the guarantee to submit to the Trustee a new bank guarantee in such form as that of Appendix 9 hereto, in such amount as aforesaid and which shall be in effect, all in accordance with the provisions of clause 19.2 above. In the event that the guarantee is realized partially, the foregoing shall apply to the supplement of such of the guarantee amount as was realized.

19.4.	The bank guarantee shall be submitted in trust to Advocate Meir Zeiger, as the parties’ Trustee (hereinafter: the “Trustee”). The parties hereby direct the Trustee, irrevocably, to act as follows:
19.4.1.	Subject to the provisions below, with the exception of the provision of clause 19.4.2.4, up to the end of 90 days from the termination of the Lease Term, and/or from the termination of the Option Terms exercised under this Agreement, if exercised, the Trustee shall return the bank guarantee to the Lessee (or any such balance as shall remain therefrom after the realization thereof), provided that the Lessor’s notice pursuant to clause 19.9.2 below has not been submitted to the Trustee theretofore.

19.4.2.	The Trustee shall deliver the bank guarantee to the Lessor upon fulfillment of all the following conditions:
19.4.2.1.	The Lessor has demanded the bank guarantee from the Trustee in writing.

19.4.2.2.	The Lessor has attached to its notice to the Trustee an affidavit signed by the Lessor’s CEO, duly authenticated, stating the following details: Description of the debt demanded from the Lessee, the ground therefor and the manner of calculation thereof, date of delivery of the demand by the Lessee for settling the said debt as well as a copy of such demand, and a declaration that the Lessee failed to settle the debt required of it as aforesaid. The Trustee shall not be required to examine the accuracy or truth of the affidavit, but only the

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

existence of the details referred to above, and the Lessee shall have no claim against the Trustee that the affidavit is not in compliance with the said conditions, if the Trustee finds, at his discretion, that the affidavit complies with the said conditions. The Lessee shall have no claim against the Trustee even if the guarantee is submitted to the Lessor under such circumstances.

19.4.2.3.	Twenty one (21) days have lapsed from the date on which the Trustee gave the Lessee notice of the Lessor’s request to receive the bank guarantee into its possession together with the affidavit referred to in clause 19.4.2.2 above and a copy of the payment demand.

19.4.2.4.	Up to the end of the period stated in clause 19.4.2.3 above the Lessee has not deposited with the Trustee the amount required by the Lessor for realization of the bank guarantee (in cash or by a bank check to the order of the Lessor).
19.4.3.	The Trustee shall further deliver the bank guarantee to the Lessor if up to 30 days before the date of expiry of the guarantee in his possession the Lessee has not deposited with the Trustee an original confirmation from the bank concerning the extension thereof by at least one more year. The Trustee shall give notice to the Lessee of its intention to deliver the guarantee to the Lessor at least three (3) business days before the delivery thereof. It is hereby clarified that this provision shall not apply to the extension of the guarantee at the end of 90 days from the termination of the Lease Term and/or any of the Option Terms, if exercised, unless the Trustee is obligated to act pursuant to the provisions of sub-clause 19.4.1 above.

19.4.4.	In the event that the Trustee receives into its possession any sum of money or bank check as stated in clause 19.4.2.4 above, the Trustee shall transfer same to the Lessor.
19.5.	To collect and settle any debt payable by the Lessee and to secure the fulfillment of any obligation imposed on the Lessee (including any debt or obligation of the Lessee to the Management Company), the Lessor may realize any security and any guarantee separately or all or any part of them jointly, and the Lessee may not deny same to the Lessor. Bank guarantees in this Agreement are autonomous and unconditional in this Agreement and in general, and the Lessee or anyone causing the issuance of the bank guarantee shall have no right to withhold the realization of the bank guarantee on any ground whatsoever.

19.6.	Any delay in furnishing the securities under clause 19 shall entitle the Lessor to delay delivery of the possession in the Leased Premises to the Lessee, although the Lease Term shall be calculated from the commencement of the lease as determined by the Lessor and the Lessee shall be liable to pay rent (and management fee) and any other payment applicable to it under this Agreement as of the “lease inception date”, or from the date provided in the Agreement, even if it has not received possession in the Leased Premises as aforesaid.

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

19.7.	Each of the provisions of this clause 19 constitutes a fundamental condition of this Agreement, the breach of which shall constitute a fundamental breach of the Agreement, respecting which the provisions of clause 18 above shall also apply.
20.	Miscellaneous:
20.1.	The Lessee shall pay to the Lessor, in connection and together with each installment made to the Lessor, Value Added Tax at such rate as shall be applicable at the time of payment. The Lessor shall issue a tax invoice to the Lessee within three business days after such payment.

20.2.	The parties shall bear the expenses relating to the stamping of this Agreement in equal shares.

20.3.	The Lessee may place an identifying signage on the Building roof at such size as shall not exceed that of NDS Ltd. which is placed on the Building roof, as well as smaller signage within the Building where the Leased Premises are situated. The size of the sign and the location thereof shall require the prior written approval of the Lessor which shall not withhold same other than on reasonable grounds to be set out in writing, in addition to all other statutory requirements. The placement of the signs shall be effected in the Lessee’s responsibility and at its expense.

20.4.	The Lessee, the Lessor and the Management Company undertake to duly comply, throughout the lease, with the provisions of any law applicable during the Lease Term, with respect to the Leased Premises, the use thereof, the business managed therein, and any operation therein, and with respect to any activity of the Lessor and of the Management Company, to the extent related to the Leased Premises and/or the Lessee. Nothing in the foregoing shall contravene the provisions of this Agreement with respect to liabilities assumed by the parties in respect of the various payments.

Any damage or cost incurred by either party due to failure of the other party to comply with its obligations shall be the responsibility of the Violating Party, and the Violating Party shall be obligated to indemnify the Aggrieved Party immediately upon its demand, due to any damage, penalty, loss or cost incurred by the Aggrieved Party, provided that the Violating Party was given the option to defend against such claim or rectify such breach, to the extent rectifiable.

20.5.	It is hereby agreed that only actual payment of any sum payable by the Lessee to the Lessor, or actual settlement of any check, including rental installments, shall be deemed as a duly made payment.

20.6.	The Lessee acknowledges that it has examined at the planning and construction authorities the plans applicable to the Project and the Leased Premises, and its ability to operate the Leased Premises in accordance with the purpose of the lease, and that it neither has nor shall have in the future any claims of any nature whatsoever with respect to its ability or inability to duly obtain a business license. It is hereby expressly agreed that the Lessor assumes no undertaking nor has any responsibility vis-à-vis the Lessee and in general in respect of the license required by

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

the Lessee. Nothing in the foregoing shall derogate from the Lessor’s liability to the accuracy of its declarations in clause 2.4

The Lessee undertakes to do everything necessary, practicable and reasonable and to act in good faith, with a view to duly obtaining a business license. Notwithstanding the foregoing, should the Lessee fail to obtain a license for the management of its business in the Leased Premises, the Lessor shall be given a power of attorney for a period of thirty (30) days from the date of the Lessee’s request from the Lessor to handle on behalf of the Lessor the obtaining of a business license for the Leased Premises in accordance with the purpose of the lease, such that no unreasonable liabilities shall be imposed on the Lessee. Should the Lessor fail to duly procure the issuance of a business license for the Leased Premises in accordance with the purpose of the lease within 30 days as aforesaid without thereby imposing on the Lessee unreasonable liabilities, the Lessee shall be entitled to early termination of this Agreement by a 30-day prior written notice (hereinafter: the “Prior Notice”) and in such event the Lessee shall bear all payments payable by it under this Agreement, for the period up to the end of the prior notice period. To remove any doubts, nothing in this paragraph shall derogate from the provisions of this Agreement pertaining to vacating the Leased Premises.

Without derogating from the provisions of sub-clauses 4.1 and 4.2 above, the taxes and obligatory payments required in connection with the obtaining of a business license and maintenance of the license shall apply solely to the Lessee. Should the Lessor incur any costs whatsoever due to its handling as set forth in this sub-clause above in obtaining a business license, then the Lessee shall be obligated to refund the same to the Lessor within one week from the date it is required to do so by the Lessor.

20.7.	Without derogating from the foregoing in sub-clause 20.6 above, it is hereby agreed that if within three months from the date of execution of this Agreement the Lessee is unable to obtain a prior approval from the Ministry of Health, the Ministry of the Environment, the Ministry of Labor and the Jerusalem Municipality to use the Leased Premises for the purpose of the lease as set out in the provision of clause 7 above (hereinafter: the “Prior Approval”), the Lessee shall be entitled to early termination of this Agreement by a written notice to be delivered to the Lessor. In the event that the Lessee delivers such notice to the Lessor, the Lessor shall be entitled to cover the expenses incurred by it for works performed by the Lessee in accordance with the provisions of Appendix 2 hereto up to the date of the early termination, in accordance with copies of receipts or tax invoices/receipts to be furnished by the Lessor to the Lessee. The refund of expenses shall be effected within 30 days from the date of furnishing the Lessor’s demand, to which copies of the receipts or the tax invoices/receipts shall be attached as aforesaid.

20.8.	The use by the Lessee of the Leased Premises shall be only for the purpose of the lease and pursuant to the provisions of any law.

20.9.	It is hereby agreed by the parties that only this Agreement reflects the terms and conditions stipulated, binding and agreed by and between the parties. No information, document, agreement or notice given to the Lessee by the Lessor or

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

by anyone on its behalf prior to the execution of this Agreement, if any, shall have any effect. It is further hereby agreed, without derogating from the generality of the aforesaid in this clause, that previous versions of this Agreement, deletions, additions and any other wording set out therein, shall not be used for the purpose of interpretation of this Agreement.

No obligation, stipulation, waiver or change hereto shall have any effect unless made in writing and in advance. Failure to exercise any relief or any security whatsoever shall not be deemed as a waiver.

20.10.	The Lessor may transfer or encumber its rights under this Agreement to another or others provided that same shall not derogate from the Lessee’s rights. The Lessor shall give notice thereof to the Lessee within a reasonable time.

20.11.	For the sake of good order, it is hereby emphasized that the Project shall not be operated on the eve of the Sabbath (Shabbat) or eves of holidays, as of two hours before the onset of Shabbat or the holiday, as well as during Shabbat and holidays and on dies non under any law.

The Lessee declares that it is aware that the Lessor and/or the Management Company shall not provide management services to the Project on Shabbat and Jewish holidays (starting from two hours before the onset of Shabbat or the holiday and ending at the end of two hours from the end of Shabbat or the holiday).

Notwithstanding the foregoing, the Lessee shall not be prevented from entering into the Leased Premises in order to implement the activity for the purpose of the lease on such dates. Entry to the Leased Premises shall be possible through the main entrance of the Building. Entry to the parking lots shall be possible through an entrance to be designated by the Management Company in coordination with the Lessee.

20.12.	Since the Lessee falls within a limited company it is agreed that the Lessor may rescind this Agreement in the event that a receivership order (including a temporary order) is issued against the Lessee, or a company liquidation order (including a temporary order), should such orders not be cancelled within 120 days from the date of issuance thereof.

20.13.	It is hereby agreed that the local judicial competence in any legal proceeding between the parties shall be vested only in courts situated in the city of Jerusalem.
21.	Special Provisions
21.1.	The Lessee undertakes that the appearance of the Leased Premises shall at all times be clean and tidy. The foregoing applies both to the interior sections of the Leased Premises and to the exterior sections – to the extent that same are within the Lessee’s responsibility. The Lessee undertakes to keep the Leased Premises clean on an ongoing basis.

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

21.2.	The Lessee shall not place any furniture, accessories, packaging, boxes, materials, equipment, waste or chattels outside the Leased Premises. The Lessee shall make no use of any section of the parts of the Building and the Project, other than for the purpose of passing to and from the Leased Premises.

21.3.	The Lessee undertakes to store any waste, refuse, and packaging in a hidden place within the Leased Premises until such time as it may remove same as aforesaid.

21.4.	The Lessee undertakes not to perform any act or use of the Leased Premises resulting in noise, odors, shocks, smoke, dirt or nuisance.
22.	Notices

Any notice from one party to the other, delivered at the address set out below or forwarded to such party by registered mail, shall be deemed to have reached its addressee within three (3) business days from the date of dispatch thereof by registered mail (and if hand delivered – within 12 hours from the date of delivery, subject to confirmation of delivery).

In the event that the date on which the notice is deemed to have reached or been delivered to its address is a Friday or a Jewish holiday eve or Shabbat or a holiday or the intermediate days of the Passover and Succoth holidays, the date of receipt thereof shall be deemed to be the first business day thereafter.
The addresses of the parties for the purpose of this Agreement are as follows:

The Lessor —	Nichsei Har Hozvim Ltd. c/o GTI — Technology Park Jerusalem Ltd., P.O.B. 48255 Jerusalem 91487, or such other address as the Lessor shall designate in writing to the Lessee.

The Lessee —	Up to the date of occupation of the Leased Premises – P.O.B. 288, Kiryat Ono, Tel Hashomer and subsequently in the Leased Premises or at such other address as designated in writing by the Lessee to the Lessor.
23.	Option and Right of First Refusal Concerning Additional Areas
     23.1. Option to lease additional areas
23.1.1.	The Lessee is hereby granted, for a limited time as set forth below, the right (hereinafter: the “Extension Option”) to lease from the Lessor, in addition to the Leased Premises, the additional areas marked in green diagonal lines in the schemes, Appendixes A-2(I-V) and to make use of the Areas of Use marked in orange diagonal lines in the said schemes, which are attached hereto as follows:
23.1.1.1.	An area covering 1,021 sq.m., gross, on level 712.8, in building B.

plus -

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

23.1.1.2.	An area covering 1,057 sq.m., gross, on level 717.7, in building B.

plus -

23.1.1.3.	An area covering 1,709 sq.m., gross, on level 722.6, in building B.

plus -

23.1.1.4.	A service area (in the parking lot level) on level 709.5 in Building B, covering a total area of 137 sq.m.

plus -

23.1.1.5.	A service area (loading and unloading bay) situated on level 712.8 (between axes 10-11, L-K), in Building B, covering a total area of approx. 89 sq.m.

plus -

23.1.1.6.	A service area on the roof on level 734.3 in Building B, covering a total area of 220 sq.m.

plus -

23.1.1.7.	20 unspecified parking places in the parking lot.

(all such areas shall hereinafter be referred to as: the “Option Areas” and shall include areas of the Leased Premises and Areas of Use) pursuant to the provisions of sub-clause 23.1 below.

It is hereby clarified that the Extension Option shall be available for exercise by the Lessee one time only, respecting all or any of the Option Areas, provided that such right shall only be available with respect to the areas along the latitudinal lines of the Building and the axes delineated in the scheme, in Appendixes A-2 (I-V) hereto, and between them only (from one axis to another).

The Lessee shall make use of the said Areas of Use in accordance with the provision of sub clause 2.2 in this Agreement above.
23.1.2.	The Extension Option shall be available to the Lessee up to the end of 18 months from the lease inception date (hereinafter: the “Extension Option Term”), at which time it shall ipso facto expire, subject to the provisions below:

23.1.3.	The Extension order shall be exercisable one time at any time up to the end of the Extension Option Term, by means of a written notice to be given by the Lessee to the Lessor, specifying the date of delivery of possession and lease inception in the Option Areas and the areas which the Lessee seeks to attach to the Leased Premises from among the Option Areas (hereinafter: the “Exercise Notice”). To remove any doubts, cancellation of the Extension Option Exercise Notice by the Lessee shall be deemed as breach of this Agreement, in the event that the Lessee has not withdrawn the cancellation notice within 30 days from the date of receipt of the Lessor’s demand to such effect; however, it is hereby agreed that the Lessor may not rescind this Agreement due to such breach only, without

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

derogating from all other remedies available to it under this Agreement and under any law.

Should the Lessor be required to perform works in the Option Areas incorporated in the Exercise Notice, the date of delivery of possession therein shall not be earlier than from the end of four months from the date of delivery of the Exercise Notice.

23.1.4.	Should the Lessee exercise the Extension Option, the Option Areas incorporated in the Exercise Notice shall be part of the Leased Premises, as defined in this Agreement, and all the provisions of this Agreement, including the appendixes thereto and the management agreement shall apply thereto, mutatis mutandis, subject to the provisions of sub-clause 23.1.6 below.

Without derogating from the generality of the aforesaid in this sub-clause above, it is hereby agreed that in the event that the Lessee has exercised the Extension Option as aforesaid – the Lessee shall deliver to the Lessor, as a condition for delivery of possession in the Option Areas, the deposit pertaining to such areas, as set forth in sub-clause 19.1 above, the insurance policies pertaining to such areas and the bank guarantee referred to in sub-clause 19.2 above.

Notwithstanding the provisions of this first paragraph of this sub-clause above, it is hereby agreed that the Lessee’s duty to pay to the Lessor rent for the Option Areas incorporated in the Exercise Note, the Lessee’s duty to pay management fee to the Management Company, to bear payment of taxes, municipal rates and other obligatory charges, to take out insurance policies and its liability for the Option Areas incorporated in the Exercise Note, shall all take place only upon delivery of possession in the Option Areas incorporated in the Exercise Notice delivered to it and subsequently.

23.1.5.	Possession in the Option Areas incorporated in the Exercise Notice shall be delivered to the Lessee by the Lessor on the date to be designated in the Extension Option Exercise Notice. Should the Lessor be required to perform the works set out in the technical specification Appendix 2 hereto, insofar as they relate to the Option Areas, the delivery date imposed on the Lessor shall not be earlier than the date commencing at the end of four months from giving he Exercise Notice to the Lessor. It is hereby clarified that the delivery shall take place on such date even if by such date the Lessee has not completed its preparation works in the exercised Option Areas.

To remove any doubts, it is hereby clarified that the Lessor may perform the works entrusted with it in the Option Areas, in accordance with the Lessee’s requirements, concurrently with the performance of the Lessee’s works and in coordination with the Lessee.

Notwithstanding the provisions of the first paragraph of this sub-clause above, it is hereby agreed that the Lessee may postpone the date of receipt of possession in the Option Areas incorporated in the Exercise Notice from the Lessor to a later date as designated in the Exercise Notice, provided that such date shall not

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

deviate form the Extension Option Term plus the period during which the Lessor is to complete the fulfillment of the tasks applicable to it with respect to the Option Areas incorporated in the Exercise Notice. It is hereby clarified, to remove any doubts, that the Lessor may, at its expense and at its discretion, implement the tasks applicable to it in respect of the Option Areas and complete same also during the Extension Option Term.

23.1.6.	Should the Lessee exercise the Option as aforesaid, the Lessee shall pay to the Lessor additional monthly rent for the Option Areas incorporated in the Exercise Notice, at the rates designated per square meter in respect of Stage B as per Appendix 3 hereto, plus linkage differentials to the index in accordance with the provisions of sub-clause 5.4 above, plus applicable VAT.

The Lessee shall pay to the Lessor the rent for the Option Areas in such manner, at such terms and on such dates as are set forth in the provisions of clauses 5 and 6 above .

23.1.7.	In addition to the additional monthly rent, the Lessee shall pay to the Management Company an additional management fee in the sum of $ 2.1 (two US dollar and ten cents), per sq.m., plus linkage differentials to the index in accordance with the provisions of sub-clause 5.4 above, plus applicable VAT.

The Lessee shall pay to the Management Company the management fee for the Option Areas in such manner, at such terms and on such dates as are set forth in the provisions of clause 16 above.

23.1.8.	The rent and the Participation Fee in the Company’s Expenses for the Extension Option Areas shall be paid for the lease term commencing on the date of delivery of possession therein to the Lessee, but in no event for the Preparation Period.

23.1.9.	Should the Lessee exercise the Extension Option as aforesaid, the Lessor shall put at the Lessee’s disposal, on the date of delivery of possession in the Option Areas incorporated in the Exercise Notice at the Lessee’s option, additional parking places, in accordance with the criterion of one (1) parking place per additional 100 m2, gross, of the Option Areas.

In the event that additional parking places are provided to the Lessee as aforesaid, the Lessee shall pay an increment to the monthly rent, at such terms and on such dates as are set forth in clauses 5 and 6 above, in the sum of $ 45 (forty five US dollar) per each additional parking place (namely, in accordance with the basis for calculating the rent relating to parking places, set out in Appendix 3 hereto), plus linkage differentials to the index pursuant to sub-clause 5.4 above and together with applicable VAT.

23.1.10.	The Lessee may extend the Extension Option Term for a total period of 6 months (one time, or several times for one whole month, or several whole months each time) with respect to all or any part of the Extension Option Areas, by giving a written notice to the Lessor up to 15 days prior to the expiration of the Extension Order. The Lessee shall pay to the Lessor for the period during which the

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

Extension Option Term is actually extended, such rent and management fee with respect to the areas incorporated in the Extension Notice as if the Option in respect thereof had been exercised. Payment shall be effected at the beginning of each month for that month in advance.
It is hereby clarified that should the Lessee exercise the Extension Option with respect to areas incorporated in the Extension Notice as aforesaid, prior to the end of the Extension Term, the Lessee’s duty to pay rent and management fee for the Extension Option Areas shall terminate, and the Lessee shall be charged to pay therefor in accordance with the provisions of sub-clause 23.1.8 above.
23.2.	Right of First Refusal
23.2.1.	As of the date of expiry of the Extension Option up to the end of a 6-month period from the date of expiry thereof, the Option Areas shall be subject to the right of first refusal in respect of the lease thereof by the Lessee, and the provisions of sub-clauses 23.2.2 – 23.2.9 below shall apply thereto, mutatis mutandis.

Periods for extending the Extension Option Term pursuant to the provisions of clause 23.1 above shall be reduced from the right of first refusal period pursuant to clause 23.1.10

23.2.2.	It is hereby agreed by the parties that the Lessee shall be granted a right of first refusal with respect to the lease of the Option Areas, in whole or in part, provided that such right shall only be available with respect to the areas along the width of the Building and between the axes delineated in the schemes, Appendixes A-2 (I-V) hereto, and between them only, all in accordance with the provisions set forth in this clause below.

This right shall be available to the Lessee up to the end of six (6) months from the date of expiration of the Extension Option, at which time it shall ipso facto expire.

23.2.3.	Should the Lessor receive a specific offer in writing to lease an area from the Option Areas, the Lessor shall give notice thereof to the Lessee in writing, and shall designate the size of the area sought to be leased, the location thereof, the proposed lease term and the rent offered by the potential lessee.

23.2.4.	Within thirty (30) business days from receipt of the Lessor’s notice of the proposal of a potential lessee as aforesaid, the Lessee shall be entitled to give notice to the Lessor in writing that it seeks to exercise its rights with respect to the additional areas and to lease them in lieu of the potential lessee. To remove any doubts, cancellation of the exercise notice of the first right of refusal by the Lessee shall be deemed a fundamental breach of this Agreement with respect to the areas concerning which the notice was given, where the Lessee has not withdrawn the cancellation notice within thirty (30) days from receipt of the Lessor’s demand therefor.

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

Should the Lessee give notice to the Lessor as aforesaid of exercise of the right of first refusal, the provisions of sub-clause 23.1 above shall apply, as if the Extension Option with respect thereto had been exercised, including (without derogating from the generality of the foregoing), with respect to the Lessee’s duty to pay monthly rent and Participation Fee in the Company’s Expenses, as of the date of delivery of possession.

23.2.5.	Should the Lessee fail to give notice of its wish to exercise its right with respect to the Option Areas within the period set forth in sub-clause 23.2.3 as aforesaid, the Lessor may lease same to the potential lessee.
24.	Assignment of the Lessor’s Rights to Bank Hapoalim

Since for the purpose of constructing the Project and as part of the financial backing of Bank Hapoalim the Lessor encumbered its rights in the Project and in the Leased Premises, it is accordingly agreed that the Lessor encumbers and assigns, through assignment by way of a lien, to Bank Hapoalim, all its rights vis-à-vis the Lessee, and hereby gives the Lessee irrevocable instructions to pay the rent and all other payments payable and to be payable to it by the Lessee, pursuant to this tenancy Agreement, to the Lessor’s account no. 696653 in Kikar Rabin Branch, Tel Aviv (Branch No. 609), Bank Hapoalim.

To remove any doubts it is hereby clarified that the foregoing shall not create any direct liability on the part of the Lessee vis-à-vis Bank Hapoalim, to the same extent that no direct right of Bank Hapoalim shall be created vis-à-vis the Lessee. Without derogating from the foregoing, it is hereby clarified that the Lessee shall be entitled to make vis-à-vis Bank Hapoalim any claim it may have vis-à-vis the Lessor and/or vis-à-vis the Management Company.

Bank Hapoalim’s consent to the tenancy under this Agreement is attached hereto as Appendix 5.
25.	Authorization to Park in the Project’s Parking Lots
25.1.	The Lessor hereby acknowledges that the Project includes at this stage two connected covered parking lots, one under Building B and the other under Building C (hereinafter: the “Parking Lots”).

25.2.	The Lessor may either manage the Parking Lots or instruct that the Parking Lots be managed by the Management Company or by any other entity (hereinafter: the “Parking Lot Operator”), as the Lessor shall deem fit, provided that the Lessee’s rights under this Agreement are not compromised.

25.3.	The Lessor hereby acknowledges that at this stage and up to any other notice, it shall serve as the “Parking Lot Operator” on a temporary basis. It is hereby expressly agreed that the “Parking Lot Operator” shall be anyone so designated, from time to time, by the Lessor, and as of the date of designation thereof all the provisions of this Agreement shall apply as if referring ab initio to the entity designated by the Lessor as the Parking Lot Operator. Notice of the identity of the new “Parking Lot Operator” shall be in writing. It is hereby clarified that nothing in the appointment

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

of one Parking Lot Operator or another shall derogate from the Lessor’s responsibility under any law and subject to the provisions of this Agreement with respect to parking lots and/or exempt it from the duty to afford the Lessee the parking rights set forth in this Agreement.
26.	As an inseparable part of the Lessee’s rights under this Agreement and as part of the consideration to which the Lessee is entitled for payment of the rent and without any additional consideration, the Lessee is hereby granted the right to park 30 cars in the Parking Lots area situated under Building B. The procedure for entering the Parking Lots shall be attended to from time to time by the Parking Lot Operator, and as set forth in clause 27 below. Furthermore, the Lessee is hereby granted the right to the entry of up to six (6) cars of the Lessee’s visitors and/or guests to the Parking Lots at any time, simultaneously.

27.	Pending a new notice, the parking arrangements in the Parking Lot shall be as follows:
27.1.	The Lessor and/or the Parking Lot Operator shall give the Lessee parking cards to the Parking Lot (hereinafter: “Parking Cards”). The Lessor and/or the Parking Lot Operator may cause such cards to be invalidated if this Agreement is rescinded due to a fundamental breach hereof by the Lessee, provided that the Lessee has been given a 30-day prior written notice. The entry of cars of visitors and/or guests of the Lessee shall be without parking cards.

27.2.	In respect of the encoding method of the “Parking Cards” the following provisions shall apply: It is hereby clarified that the term “Parking Card” may refer to any method enabling entry of cars to the Parking Lot and/or exit therefrom, including electronic devices, miniature transmitters, electronic cards, magnetic cards and any other card or device, all as shall be determined from time to time by the Lessor, the Management Company and/or the Parking Lot Operator. Supply of the Parking Cards and/or the replacement and/or maintenance thereof, where necessary, shall be made by the Lessor and/or the Parking Lot Operator, at its expense.

Considering the fact that the Parking Cards operate electronic or electro-mechanical systems, computer-activated or otherwise, unintentional malfunctions may occur. The Parking Lot Operator shall attempt to avoid such malfunctions and shall act to repair same as soon as possible.

27.3.	The Parking Cards shall allow simultaneous parking of no more than thirty (30) cars on behalf of the Lessee plus six (6) cars of visitors and/or guests. The Lessee undertakes that no more than 36 cars on its behalf are parked simultaneously.

27.4.	If and when the Parking Lot Operator allows any of the lessees the use of specific parking places at a rate exceeding 10% of the total parking places used by such lessee, a corresponding option shall also be granted to the Lessee to select the specific location of additional parking places from the parking places allocated to the Lessee under this Agreement, and it shall be granted the option to select the location of the parking places before any other lessee in the Building.
28.	The Lessee hereby undertakes, acknowledges and declares as follows:

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

28.1.	It is hereby agreed that the Lessee shall be responsible and liable vis-à-vis the Lessor and/or the Management Company and/or the Parking Lot Operator with respect to any claim or contention on the part of the Parking Lot Operator or any third party against anyone bringing a car into the Parking Lot by virtue of a Parking Card allocated to the Lessee, provided that this shall not apply to things over which the Lessee has no control, such as acts of terror.

The Lessee may not hand over a Parking Card to anyone on its behalf before advising him of all the provisions of this Agreement pertaining to parking and before the recipient of the ticket has agreed to such provisions.

28.2.	The Lessee must uphold the parking regulations of the Parking Lot, as shall be displayed in the Parking Lot and/or in entrances of the Parking Lot, provided they are reasonable and acceptable and do not unreasonably encumber the use of the Parking Lots and/or derogate from the Lessee’s rights pursuant to this Agreement. The Lessee shall further be responsible vis-à-vis the Parking Lot Operator that any person acting in its name or on its behalf (including any person who parks in the parking spaces allocated to the Lessee) shall uphold the said parking regulations, provided that the Lessee shall not be responsible for things over which the Lessee has no control, such as acts of terror.

28.3.	Subject to the provisions below, the parking card shall constitute evidence that its holder is authorized to bring the car into the Parking Lot and take it out therefrom at any time during the Lease Term. Any person holding the Parking Card shall be deemed as so authorized in the Lessee’s name and on its behalf.

The Lessee acknowledges that it is aware that where there are over 30 cars in the Parking Lot (at the same time) by virtue of the parking cards allocated to the Lessee, plus 6 cars of the Lessee’s visitors and/or guests, then any authority to bring another car on behalf of the Lessee into the Parking Lot shall halt automatically even if the driver of the car is in possession of a parking card allocated to the Lessee. The examination as to the presence of cars in the Parking Lot on behalf of the Lessee can be carried out electronically or by any other means as shall be determined by the Parking Lot Operator.
29.
29.1.	The rights of the Lessee or anyone on its behalf under this parking agreement are not transferable.

29.2.	The parking lot operator is not deemed to have invited the car driver to park his car in the parking lot.

29.3.	It is hereby expressly agreed that the Parking Lot Operator is not the Parking Lot guardian (whether paid guardian or unpaid guardian ) nor a guardian of the car parked in the Parking Lot (whether paid guardian or unpaid guardian). The Parking Lot Operator’s only share in respect of parking cars in the Parking Lot is allowing the entry and exit of a car to anyone wishing to do so who has a parking card.

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.

29.4.	It is hereby agreed between the parties that the Lessor and/or the Management Company and/or the Parking Lot Operator shall not be responsible for any damage incurred to any car on behalf of the Lessee in the Parking Lot or at the time of entering thereto and/or exiting therefrom, arising from burglary, fire or from any other reason whatsoever, including any compromise whatsoever to the car and the property therein; they shall, however, be responsible for any damage or compromise arising from the condition of the maintenance of the Parking Lot and to any damage and/or compromise arising from negligence and/or malice on the part of the Lessor, the Parking Lot Operator, the Management Company and/or anyone on their behalf. Furthermore, the Lessor and/or the Management Company and/or the Parking Lot Operator shall not be liable for theft of the car.
30.	Concerning parking arrangements in the Parking Lot it is hereby agreed as follows:
30.1.	That the Parking Lot Operator shall not be obligated to allow the entry of cars to the Parking Lot nor to allow the exit of cars from the Parking Lot on Fridays (and on eves of Jewish holiday and rest days) commencing from two hours prior to the onset of Shabbat or the holiday and up to the following Sunday (or up to the first weekday after the holiday) at 07:00.

30.2.	That the Parking Lot Operator shall not be obligated to provide any service relating to the Parking Lot on such hours and days as it is not obligated to allow entry of cars to the Parking Lot and exit threrefrom, as aforesaid.

30.3.	The Lessee notes that after 19:00 every evening and before 07:00 every morning (on such dates as the Parking Lot is operated as aforesaid) the Parking Lot Operator shall not be obligated to provide any service involving employees on its behalf in or in connection with the Parking Lot.
31.	Breach of such part of the tenancy agreement pertaining to the Lessee’s parking rights in Parking Lots by the Lessor and/or anyone appointed by it to operate the Parking Lots, shall be deemed a breach of the tenancy agreement by the Lessor.

32.	In the event that the tenancy agreement is rescinded on any ground whatsoever the Lessee’s right to park cars in the Parking Lot shall terminate.
In Witness Whereof The Parties Have Signed:
Effective as of this 15th day of May, 2006 in Jerusalem.

/s/ Victor Kriaf	/s/ Nissim Mashiach

/s/ Ilan Toker	/s/ Michael Burshtine

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.
The Lessor	The Lessee

I, the undersigned, Meir Zeiger, Advocate, hereby confirm that Mr. Victor Kriaf and Mr. Ilan Toker on behalf of the said Lessor (Nichsei Har Hozvim Ltd.), signed the said agreement and the appendixes thereto in my presence and I hereby confirm that their signatures as aforesaid, together with the Company’s stamp, are binding on the Lessor.
I, the undersigned, Yossi Cohen, Advocate, hereby confirm that Mr. Nissim Mashiach and Mr. Michael Burshtine on behalf of the said Lessee (Omrix Biopharmaceuticals Ltd.), signed the said agreement and the appendixes thereto in my presence and I hereby confirm that their signatures as aforesaid, together with the Company’s stamp, are binding on the Lessee.

/s/ Meir Zeiger	/s/ Yossi Cohen

Meir Zeiger, Advocate	Yossi Cohen, Advocate

Nichsei Har Hozvim Ltd.	Omrix Biopharmaceuticals Ltd.